As filed with the Securities and Exchange Commission on November 12, 1999
                                                                Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ---------------
                              SONIC FOUNDRY, INC.
             (Exact Name of Registrant as specified in its charter)
             Maryland                      39-1783372
     (State of Incorporation)    (I.R.S. Employer Identification No.)

                             754 Williamson Street
                               Madison, WI  53703
                                 (608) 256-3133
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               RIMAS BUINEVICIUS
                      Chairman and Chief Executive Officer
                             754 Williamson Street
                               Madison, WI  53703
                                 (608) 256-3133
                    (Name, address, including zip code, and
                     telephone number, including area code,
                             of agent for service)

                                Copies to:
                                James R. Stern, Esq.
                                McBreen & Kopko
                                20 N. Wacker Dr., Suite 2520
                                Chicago, IL  60606

                                ------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------
 Title of Each                         Proposed            Proposed               Amount of
 Class of            Amount            Maximum             Maximum                Registration
 Securities to       To Be             Offering Price      Aggregate              Fee
 be Registered       Registered        Per Share (1)       Offering Price (1)
----------------------------------------------------------------------------------------------
 Common Stock
 $.01 par value,
 Underlying
 Debentures             958,333          $8.75             $8,385,414            $2,331.15
 issued in
 connection with
 Private
 Placement (2)
------------------------------------------------------------------------------------------------
 Common Stock
 $.01 par value
 underlying
 Warrants issued        127,276          $8.75             $1,113,665            $  309.60
 in connection
 with Private
 Placement (3)
------------------------------------------------------------------------------------------------
 Total                                                      $9,499,079           $2,640.75
------------------------------------------------------------------------------------------------

(1) Based on the average of the high and low prices, as reported on the American Stock Exchange, on November 5, 1999.
(2) This number represents the number of shares of common stock that may be issuable upon conversion of certain Debentures.
(3) This number represents the number of shares of common stock issuable upon exercise of certain warrants.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective, on such date as the Commission, acting pursuant to Section 8(a), may determine.

   --------------------------------------------------------------------------
   -------------------------------------------------------------------------


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1999

PROSPECTUS

                              SONIC FOUNDRY, INC.
           1,085,609 Shares of Common Stock, Par Value $.01 per Share

     The 1,085,609 shares of common stock ("Common Stock") offered hereby will be issued by Sonic Foundry, Inc. ("Company"). The Securities may be offered from time to time by certain persons ("Selling Securityholders") identified herein. See "Selling Securityholders". The shares of common stock are issuable by the Company as follows: (i) upon conversion of up to $5,000,000 principal, plus up to $750,000 of interest, over two years, of debentures, maturing on September 13, 2002, principal and interest convertible into shares of Common Stock at $10.28 per share, subject to antidilution and other adjustments (assumed conversion after two years at a price of $6.00 per share) for a total of 958,333 shares of Common Stock (the "Debentures"); (ii) upon exercise of two certain warrants, at $10.28 per share, subject to antidilution adjustment, for a total of 97,276 shares of Common Stock; and (iii) upon exercise of a certain warrant, exercisable at $11.69 per share, subject to antidilution adjustment, for a total of 30,000 shares of Common Stock (collectively, the "Warrants"). The Company will not receive any part of the proceeds from the sale of the shares of Common Stock or the conversion of the Debentures; however, the Company will receive the exercise price of the Warrants that are exercised. There is no assurance that any Warrants will be exercised resulting in any proceeds to the Company. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Securityholders will be borne by the Selling Securityholders.

     Of the shares of Common Stock offered for resale by the Selling Securityholders, (i) up to 833,333 shares of Common Stock are issuable upon conversion of the $5,000,000 principal amount of Debentures, assuming a conversion price of $6.00 per share; (ii) up to 125,000 shares of Common Stock are issuable upon conversion of the interest accrued, assuming conversion two years after issuance, and a rate of 7.5% per annum on $5,000,000 principal amount of Debentures at an assumed conversion price of $6.00 per share, and (iii) up to 127,276 shares of Common Stock are issuable upon exercise of the Warrants.

     The Selling Securityholders, together with any affiliate thereof, may not beneficially own shares of Common Stock in excess of 4.999% of the outstanding shares of Common Stock following a conversion of debentures and exercise of warrants. Such restrictions may be waived by the Selling Securityholders as to itself upon not less than 61 days' notice to the Company.

     Sale of the Common Stock may be effected from time to time in transactions (which may include block transactions) on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. None of the Selling Securityholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares. The Selling Securityholders may effect such transactions by selling their shares of Common Stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Plan of Distribution".

     On November 5, 1999, the last sale prices per share of Common Stock, as reported by the American Stock Exchange, was $8.75.

     The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") and, as "underwriters", may be liable for material omissions or misrepresentations in this Prospectus. The Selling Securityholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

     The securities offered hereby are speculative in nature and involve a high degree of risk and substantial dilution. See "Risk Factors" at page 8.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          ------------------------------------------------------------

                The date of this Prospectus is November __, 1999

     No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein and, if given or made, such information must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                          FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes", "anticipates", "plans", "expects", "may", "will", "would", "intends", "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in this prospectus, particularly under the heading "Risk Factors", that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We do not assume any obligation to update any forward-looking statement we make.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Sonic Foundry, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

     The SEC allows us to "incorporate by reference" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares covered by this prospectus.

 .    Our Annual Report on Form 10-K for the fiscal year ended September 30,1998;

 .    Our Quarterly Reports on Form 10-Q for the fiscal quarters ended December
     31, 1998, March 31, 1999 and June 30, 1999;

 .    Our Current Report on Form 8-K filed on September 24, 1999;

 .    All of our filings pursuant to the Exchange Act after the date of the filing of the initial registration statement and prior to effectiveness of the registration statement; and

 .    The description of our common stock contained in our Exchange Act
     Registration Statement on Form 8-A, Registration No. 1-14007.

     You may request a copy of these documents, which will be provided at no cost, by contacting: Sonic Foundry, Inc., 754 Williamson Street, Madison, Wisconsin 53703, Attention: Investor Relations; Telephone (608) 256-3133.

                            SUMMARY OF THE BUSINESS

     We are a leading provider of software products and services that enable our customers to create and edit digital audio and video content, and deliver this content by recording or transferring it to digital storage and playback devices, or by preparing it for digital transmission, including Internet distribution. Advances in technology such as compact discs, DVDs, high definition television and digital networks, all of which store or transmit digital content, are driving the demand for software tools and services that help create this content. Media professionals and home users, including audio and video engineers, musicians, multimedia developers and website developers, use our products. Our end-user customers include Capitol Records, CBS News, Disney, Fox News, MSNBC, Universal Studios and Warner Brothers, and our reseller customers include Guitar Center, Hewlett Packard, Ingram Micro and Packard Bell NEC.

     Our current products include:

     . Creation products - Our ACID product family offers musicians and non-musicians an easy way to merge short segments of pre-recorded music, or loops, into a song. We include a basic selection of loops with ACID and sell additional loop libraries separately. We sell professional and consumer versions of ACID with various levels of processing features and support for different music genres.

     . Editing products - Our Sound Forge and Vegas products allow users such as audio and video engineers, broadcasters, website developers, musicians and consumers to easily record and modify digital audio and video files. We plan to enhance Vegas to add additional video editing features.

     . Delivery products - Our CD Architect and Stream Anywhere products allow users to record audio or video to a PC hard drive, prepare it for delivery on CD or over the Internet using various streaming media formats such as RealNetworks G2 or Microsoft Windows Media Technologies, or convert it into popular audio and video compression formats such as MP3 and AVI. Our newest consumer product, Siren, allows users to manage entire music collections for local playback from a PC or MP3 player, and to record personal music compilations on a CD using our proprietary CD recording technology. Since its beta release in August 1999, we have entered into agreements to include Siren with Hewlett Packard recordable CD drives and Packard Bell NEC computers.

     With the dramatic increase in demand for digital multimedia content, many content creators and owners are using our technology to create new digital content and digitally encode existing content. Many entertainment companies have vast libraries of older content, such as films and analog audio and video tapes, that need to be digitized to realize revenue from digital distribution and archived to prevent deterioration. Furthermore, continuing advances in digital storage and compression technologies often require these companies to devote substantial resources to migrate content in current digital formats to continually evolving new digital formats.

     Our new services division provides format conversion and digital encoding solutions to content owners using our existing technology including unreleased proprietary automation tools and a wide array of audio and video signal processing algorithms. These new services include translating analog or digital tapes, CDs, films and other audio and video media into various compression and Internet streaming file formats, including multiple compression rates and cleaning or filtering recordings for improved quality. We believe our available technology and ability to efficiently adapt to new technologies gives us a unique ability to satisfy these needs.

     Sonic Foundry was incorporated in Wisconsin in March 1994 and merged into a Maryland corporation of the same name in October 1996. Our executive offices are located at 754 Williamson Street, Madison, Wisconsin, 53703 and our telephone number is (608) 256-3133. Our corporate website is www.sonicfoundry.com. The information in our website is not a part of this prospectus.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before purchasing our securities. The risks and uncertainties described below are not the only ones facing us. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case the trading price of our securities could fall, and you may lose all or part of the money you paid to buy our securities.


We have a limited operating history upon which you can evaluate our business and our future prospects and our operating results will likely fluctuate significantly.

     We were incorporated in March 1994 and we have a limited operating history and limited financial results upon which you can assess our future success. As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter and from year to year. You should therefore not rely upon our revenues and our operating results for any one quarter or year as an indication of our future revenues or operating results. Fluctuations in our revenues and our operating results will likely increase the volatility of our stock price, and if our revenues or results of operations fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets.

We have a history of losses and we may never attain profitability.

     We have incurred significant losses since our inception and we may never become profitable. For the twelve months ended September 30, 1997, the year ended September 30, 1998 and the nine months ended June 30, 1999, we incurred net losses of $881,062, $632,099 and $4,175,040, respectively, and as of June 30, 1999, we had an accumulated deficit of $5,642,772. We cannot assure you that we will achieve or maintain profitability in the future.

We may be unable to obtain necessary additional capital to fund operations in the future.

     We expect that we will require additional capital in the next twelve months in order to fund sales, marketing, engineering and our services business at an appropriate level. We may seek additional funding through public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, further substantial dilution to existing stockholders, including purchasers of the securities we are currently offering, may result. If adequate funds are not available, we may be required to delay, scale back or eliminate our research and development expenditures.

The success of our business depends, in part, upon strategic relationships that we have with other companies.

     Our business depends, in part, upon relationships that we have with strategic partners such as Microsoft, RealNetworks and Fraunhofer Institut. We rely, in part, on strategic relationships to help us:

 .    maximize the acceptance of our products by customers through distribution arrangements;

 .    increase the amount and availability of compelling media content on the
     Internet to help boost demand for our products and services;

 .    increase awareness of our Sonic Foundry brand; and

 .    increase the performance and utility of our products and services.

     We would be unable to realize many of these goals without the cooperation of these partners. We anticipate that the efforts of our strategic partners will become more important as the availability and use of multimedia content on the Internet increases. For example, we may become more reliant on strategic partners to provide multimedia content, provide more secure and easy-to-use electronic commerce solutions and build out the necessary infrastructure for media delivery. The loss of these strategic relationships, the inability to find other strategic partners or the failure of our existing relationships to achieve meaningful positive results could harm our business.

We depend upon access to Microsoft software codes to develop our products.

     Quick access to Microsoft's software codes enables us to develop Microsoft Windows-based software products in a timely manner. Although, in the past, Microsoft consistently has given us quick access to its software codes, Microsoft is under no obligation to do so and may refuse us this access in the future at its discretion. If we do not continue to receive quick access to Microsoft's software codes, the development of our software products will be delayed and our business may suffer.

We may not be successful in our attempts to keep pace with rapid technological change and evolving industry standards.

     The markets for digital media products and digital media services are characterized by rapidly changing customer requirements, evolving technologies and industry standards, and frequent new product and service introductions. Our future success will depend, in part, upon our ability to:

 .  use leading technologies effectively;

 .    enhance our current software products and services;

 .    identify, develop, and market new software products and service opportunities; and

 .    influence and respond to emerging industry standards and other technological changes.

     We must accomplish these objectives in a timely and cost-effective manner. We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of those products or lawsuits by customers. If we fail to develop products that achieve widespread market acceptance or that fail to generate significant revenues to offset development costs, our business and operating results would suffer. We may not timely and successfully identify, develop and market new product and service opportunities. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability. Any of these developments would have an adverse effect on our operating results.

Demand for our products might decrease or fail to grow if commercial acceptance of the Microsoft windows computer operating system declines.

     Our products work exclusively on the Microsoft Windows computer operating system. Some of our competitors offer products for the Apple Macintosh and other computer operating systems. If the Macintosh computer operating system, which is popular with many musicians, or other competing operating systems, including Linux and Java, were to become dominant in the marketplace at the expense of the Microsoft Windows computer operating system, demand for our digital media software products may decrease or fail to grow. Moreover, if we were unable to adapt our current digital media software products or develop new digital media software products in a timely and cost-effective manner to work on these different operating systems, our business might suffer.

Development of new standards for the electronic delivery of digital media, particularly music, could significantly affect our growth and the way we do business.

     The onset of competing industry standards for the electronic delivery of music could slow the growth of our business or force us to adjust the way in which we do business. Some of the major recording studios have recently announced a plan to develop a universal standard for the electronic delivery of music, called Secured Digital Music Initiative, or SDMI, and have announced their intention to make this delivery method available by the end of 1999. In addition, major corporations have launched efforts to establish their own proprietary audio formats. The lack of defined, generally accepted standards for delivery formats could slow the widespread commercial acceptance of this media delivery technology and our products. If standard delivery technology does not achieve widespread commercial acceptance and we are unable to adapt our digital media software products accordingly in a timely and cost-effective manner, our business may suffer.

Problems related to the year 2000 issue could require us to incur unanticipated delays and expenses in the operation of our business.

     We have completed an assessment of our products and the software, computer systems and other critical systems that we use in our business to insure that they will not fail or malfunction as a result of the Year 2000 date change. Our products and systems, and those of third parties, including content providers, advertisers, affiliates and end users, may contain errors or faults with respect to the year 2000. Known or unknown errors or defects that affect the operation of our products and systems or those of third parties could result in delay or loss of revenues, interruptions of services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs and litigation costs, any of which could harm our business.

The market for our products and services is relatively new, and we cannot assure you that the market will develop as we expect.

     Because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results. Our research and development and sales and marketing efforts, and business expenditures generally, are partially based on predictions regarding certain developments for software products and media services. To the extent that these predictions prove inaccurate, we may not achieve the level of revenues and operating expenses that we expect at the time that we expect them and our revenues and operating expenses may fluctuate.

Our markets are highly competitive, and we may not be able to compete effectively in our business.

     Competition in the markets for digital media software, products and services is intense. Pricing pressure, rapid development, feature upgrades, and undefined new technologies characterize the industry. Numerous companies including Adaptec, Adobe, Avid Technology, Cakewalk Company, CreamWare, Euphonix, Media 100, MusicMatch, RealNetworks, Sonic Solutions, Syntrillium Software Corporation and Steinberg Soft-Und Hardware offer products which compete directly or indirectly with one or more of our products, although none of these companies can independently offer a matching product line which competes one for one with our product line. We expect competition to increase as new companies enter the market and our current competitors expand their products and services. This could mean lower prices or reduced demand for our products. Many of our current and potential competitors have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do, and we may not be able to successfully compete with them. Any of these developments would have an adverse effect on our operating results.

Lack of commercial acceptance of, or decreased demand for, complementary products and technologies developed by third parties may lead to a decreased demand for our products and services.

     The success of some of our products and services depends, in part, upon the commercial acceptance of products and technologies developed by other companies that our digital media software products and services may complement, including compact disc recorders, Digital Versatile Disc players and MP3 technology. These complementary products help drive the demand for digital media and if businesses and consumers do not accept these products, the demand for our products and services may decrease or fail to grow and our business may suffer.

We rely upon a number of distributors to increase our market penetration domestically and internationally.

     We rely upon 60 distributors in 52 countries to sell and market our products internationally. We generally do not have contracts with these distributors. If these distributors were to cease selling and marketing our products, the international sales of our products may decrease.

     We have a distribution contract with Ingram Micro, Inc., which distributes our software products to various computer resellers, value-added resellers, catalog distributors and smaller retail outlets. Our contract with Ingram Micro requires us to accept the return of any of our products that Ingram Micro does not sell and to credit Ingram Micro for the value of these products. Our contract with Ingram Micro also protects Ingram Micro for the value of its inventory in the event that we lower our prices. If Ingram Micro fails to continue to carry our products, returns a large quantity of our products to us, or competitive pressures require us to lower the prices of the products that we supply to Ingram Micro, our business will suffer.

The growth of our business depends upon the increased use of the internet for communications, commerce and advertising.

     The growth of our business depends upon the continued growth of the Internet as a medium for communications. The Internet may not be accepted as a viable commercial medium for broadcasting digital and multimedia content or digital media delivery for a number of reasons, including:

 .    potentially inadequate development of the necessary infrastructure to accommodate growth in the number of users and Internet traffic;

 .    lack of acceptance of the Internet as a medium for media delivery;

 .    unavailability of compelling multimedia content; and

 .    delays in the development or adoption of new technological standards and protocols or increased governmental regulations, which could inhibit the growth and use of the Internet.

     In addition, we believe that other Internet-related issues, including security of transactions, reliability of data transmission, cost and ease of use, are not fully resolved and may affect the amount of business that is conducted over the Internet.

     If Internet usage grows, its infrastructure may not be able to support the demands placed on it by this growth, in particular growing demands for delivering high-quality media content. As a result, its performance and reliability may decline. In addition, websites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the use of our products and services, could grow more slowly or decline.

Our business will suffer if our systems fail or become unavailable.

     A reduction in the performance, reliability and availability of our website and network infrastructure will harm our ability to distribute our products and services to our users, as well as our reputation and ability to attract and retain users, customers, advertisers and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Our computer and communications infrastructure is located at a single facility in Madison, Wisconsin. We do not have fully redundant systems or a formal disaster recovery plan, and we do not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage.

     Our electronic commerce and digital distribution activities are managed by sophisticated software and computer systems. We are in the process of adopting a new enterprise information system, which handles all of the company's accounting, operations, sales and information systems. We may encounter delays in adopting this or other systems that we use. Furthermore, these systems may contain undetected errors that could cause the systems to fail. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services customers. If we suffer sustained or repeated interruptions, our products, services and website could be less attractive and our business may suffer.

     A sudden and significant increase in traffic on our website could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. We depend on Web browsers, ISPs and online service providers to provide Internet users access to our website. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

We may not be successful in protecting our intellectual property and proprietary rights.

     Our inability to protect our proprietary rights, and the costs of doing so, could harm our business. Our success and ability to compete partly depend on the superiority, uniqueness or value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties and "shrink wrap" licenses. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or infringe aspects of our technology, products, services or trademarks, or obtain and use information we regard as proprietary. In addition, others may independently develop technologies that are similar or superior to ours, which could reduce the value of our intellectual property.

     Companies in the computer industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, other parties' proprietary rights, including patent rights, have come to our attention and on several occasions we have received notice of claims of infringement of other parties' proprietary rights, and we may receive such notices in the future.

Our intellectual property may infringe the rights of others.

     Because we protect our proprietary rights with a combination of trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties and "shrink wrap" licenses rather than with patents, our intellectual property may unintentionally infringe upon the proprietary rights of others. If a third party's claim of intellectual property right infringement were to prevail, we could be forced to pay damages, comply with injunctions, or halt distribution of our products while we re-engineer them or seek licenses to necessary technology, which might not be available on reasonable terms. We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. In addition, we have agreed to indemnify certain distributors and original equipment manufacturers, or OEMs, for infringement claims of other parties. If these other parties sue the distributors or OEMs, we may be responsible for defending the lawsuit and for paying any judgment that may result. Any of these events could harm our business.

We may be unable to retain technology licensed or obtained from third parties and strategic partners.

     We rely upon licenses from third parties and strategic partners for some of our technologies. These companies that license the technologies to us may decide to discontinue the licenses at any time. If they do so, our business may suffer.

     Further, the Internet and software industries have experienced substantial consolidation and a proliferation of strategic transactions. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

 . our competitors could acquire or form partnerships with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services; or

 . a party with significant resources and experience could acquire a competitor of ours, increasing the ability of the competitor to compete with our products and services.

Stockholders may be unable to exercise control because our management controls a large percentage of our stock.

     Our directors, officers and affiliated persons beneficially own approximately 60% of our common stock and exercise significant influence over stockholder voting matters limiting the influence of our other stockholders. If our directors, officers and affiliated persons act together, they will be able to influence the composition of our board of directors, and will continue to have significant influence over our affairs in general.

Provisions of our charter documents and Maryland law could discourage an acquisition of our company that would benefit our stockholders.

     Provisions of our articles of incorporation and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. Our articles authorize our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Furthermore, our articles of incorporation provide for classified voting, which means that our stockholders may vote upon the retention of only one of our five directors each year. Moreover, Maryland corporate law restricts certain business combination transactions with "interested stockholders."

Our stock price has been and may continue to be volatile.

     The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended November 5, 1999, the price of our common stock ranged from $6.69 to $20.75 per share. In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance.

Exercise of outstanding options and warrants may result in further dilution.

     The issuance of shares of common stock upon the exercise of our outstanding options and warrants will result in dilution to the interests of our stockholders and you as an investor in the Offering, and may have and adverse effect on the trading price and market for our common stock.

     We have outstanding options and warrants exercisable to acquire 2,410,813 shares of common stock, 260,058 of which are subject to future vesting.
Included in the foregoing are 643,225 options which have been granted under our 1995 Employee Stock Option Plan and our non-employee director stock option plan, 368,167 of which are immediately exercisable.

     To the extent that these stock options or warrants are exercised, the dilution to the interests of our stockholders and you as an investor will likely occur. Additional options and warrants may be issued in the future at prices not less than 85% of the fair market value of the underlying security on the date of grant. Exercise of these options or warrants, or even the potential of their exercise of conversion may have an adverse effect on the trading price and market for our common stock. The holders of our options or our warrants are likely to exercise them at times when the market price of the common stock exceeds the exercise price of the securities. Accordingly, the issuance of shares of common stock upon exercise of the options or our warrants will likely result in dilution of the equity represented by the then outstanding shares of common stock held by other stockholders. Holders of our options or our warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to us than the exercise terms provided by these options or warrants.

Substantial sales of our common stock could lower our stock price.

     The market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares, or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.

Our business could suffer if we lose the services of, or fail to attract, key personnel.

     Our success depends in significant part upon a number of key management and technical employees. The loss of the services of one or more key employees, particularly Rimas Buinevicius, our Chairman of the Board and Chief Executive Officer, Monty R. Schmidt, our President, and Curtis Palmer, our Chief Technology Officer, could seriously impede our success. Although we have employment agreements with each of these individuals, a state court may determine not to enforce, or to only partially enforce, these agreements. We do not have employment agreements with any other of our key employees. We maintain $1 million "key-man" insurance policies on the lives of Mr. Buinevicius, Mr. Schmidt, and Mr. Palmer, but do not maintain any "key-man" insurance policies on any other employees. Our success also depends upon our ability to attract and retain highly skilled technical, managerial, marketing, and customer service personnel. Competition for highly-skilled personnel is intense. In particular, we have experienced difficulty in hiring software engineers and other technical employees necessary to further our research and development efforts. Our failure to attract or retain these personnel could adversely affect our business.

We may not successfully manage our growth.

     We cannot successfully implement our business model if we fail to manage our growth. We have rapidly and significantly expanded our operations domestically and internationally and anticipate further expansion to take advantage of market opportunities. We have increased the number of our full-time employees from 43 on January 1, 1998 to 160 on September 30, 1999. Managing this substantial expansion has placed a significant strain on our management, operational and financial resources. If our growth continues, we will need to continue to improve our financial and managerial control and reporting systems and procedures.

We may pursue acquisitions and investments that could adversely affect our business.

     We may make acquisitions of, or investments in, businesses, products and technologies that could complement or expand our business in the future. We currently have no commitments or agreements with respect to any business acquisitions or investments. If we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition or integrate the acquired businesses, products or technologies into our existing business and products. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization expenses, write-downs of acquired assets.

Our international operations involve risks.

     We have an office in the Netherlands, and we use over 60 distributors to market and sell our products in 52 countries. For the nine-month period ended June 30, 1999, approximately 14% of our revenues were derived from our international operations. We are subject to the normal risks of doing business internationally any of which may harm our business. These risks include:

 .  unexpected changes in regulatory requirements;

 .  export and import restrictions;

 .  tariffs and trade barriers and limitations on fund transfers;

 .  longer payment cycles and problems in collecting accounts receivable;

 .  potential adverse tax consequences;

 .  exchange rate fluctuations; and

 . increased risk of piracy and limits on our ability to enforce our intellectual property rights.


We may be subject to assessment of sales and other taxes for the sale of our products, license of technology or provision of services.

     We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our products, license of technology or provision of services in states and countries other than Wisconsin. The federal Internet Tax Freedom Act, passed in 1998, imposes a three-year moratorium on discriminatory sales taxes on electronic commerce. We cannot assure you that this moratorium will be extended. Further, foreign countries or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions. Our business would suffer if one or more states or any foreign country were able to require us to collect sales or other taxes from current or past sales of products, licenses of technology or provision of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

                             MATERIAL DEVELOPMENTS

     During fiscal 1999, we guaranteed the operating lease of another company in exchange for common stock of the lessee. The operating lease has a five-year term with aggregate base lease payments of approximately $500,000. In April 1999, we purchased additional shares of common stock in the company for $514,000. We own less than 20% of the other company; accordingly, the investment is accounted for using the cost method.

     In September 1999 all of our previously outstanding preferred stock was converted into common stock.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Securities by the Selling Securityholders; however, the Company will receive the exercise price of the Warrants that are exercised. There is no assurance that any Warrants will be exercised resulting in any proceeds to the Company.

                            SELLING SECURITYHOLDERS

     The securities offered hereby consist of (i) 958,334 shares that may be issued to Strong River Investments, Inc. ("Strong River") and Montrose Investments Ltd. ("Montrose") upon conversion of $5,000,000 principal amount and $750,000 interest amount, over two years, of the Debenture, assuming a conversion after two years at a rate of $6.00 per share; (ii) 97,276 shares that may be issued to Strong River and Montrose upon exercise of certain Warrants at $10.28 per share; and (iii) 30,000 shares that may be issued to Brighton Capital, Ltd. upon exercise of certain Warrants at $11.69 per share. The Debentures are immediately convertible into, and the Warrants are immediately exercisable for Shares of Common Stock.

     The following table sets forth information as of September 30, 1999 regarding the beneficial ownership of Debentures and Warrants held by each Selling Securityholder. All of the shares of Common Stock underlying such Debentures (assuming a conversion price not less than $6.00 per share) and Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part, and none of such Debentures and Warrants will be owned by such Selling Securityholder following the sale of the Securities offered pursuant to this Prospectus.

     No Securityholder beneficially owned shares of Common Stock, except that shares of Common Stock that may be acquired upon conversion of the Debentures and exercise of the Warrants may be deemed beneficially owned for reporting purposes under the Securities Exchange Act of 1934.

     Strong River and Montrose Investments purchased an aggregate of $5 million of convertible debentures and warrants from the Company in a private placement transaction which closed on September 13, 1999. As part of that private placement, each of Strong River and Montrose were issued debentures that may be converted into our common stock and warrants to acquire our common stock. The debentures and the warrants are described in more detail in page 3 of the Prospectus. Holders of the debentures and warrants are prohibited from using them to convert into and acquire shares of our common stock to the extent that such conversion or acquisition would result in such holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding shares of our common stock following such conversion or acquisition. This restriction may be waived by the holder on not less than 61 days' notice to the Company. Since the number of shares of our common stock issuable upon conversion of the debentures may change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be beneficially owned by Strong River and Montrose cannot be determined at this time. Because of this potentially fluctuating characteristic, the Company has agreed to register a number of shares of our common stock that exceeds the number of shares beneficially owned by Strong River and Montrose. The number of shares of our common stock listed in the table below as being beneficially owned by Strong River and Montrose includes the shares of our common stock that are issuable to them, subject to the 4.999% limitation, upon conversion of their debentures and exercise of their warrants. However, the 4.999% limitation would not prevent Strong River and Montrose from acquiring and selling in excess of 4.999% of our common stock through a series of conversions and sales under the debentures and acquisitions and sales under the warrants.

       Name              Principal and
                      Interest Amount of        Percentage of       Number of Shares that
                      Debentures that may        Debentures            may be Sold upon          Number of Shares
                      be Converted ($)(1)      Outstanding (%)     Conversion of Debentures     Underlying Warrant
------------------------------------------------------------------------------------------------------------------
Strong River               3,450,000                  60                 335,603(2)                  58,366(3)
Investments, Inc.
------------------------------------------------------------------------------------------------------------------
Montrose                   2,300,000                  40                 223,735(2)                  38,910(3)
Investments Ltd.
------------------------------------------------------------------------------------------------------------------
Brighton Capital,                                                                                    30,000(4)
Ltd.
------------------------------------------------------------------------------------------------------------------
Total                      5,750,000                 100                 559,338(2)                 127,276(4)
------------------------------------------------------------------------------------------------------------------

(1) Includes interest accrued over a period of two years at the rate of 7.5% per annum.
(2)  Assumes conversion at the initial conversion rate of $10.28 per share.
     This conversion rate is subject to certain adjustments. Accordingly, the number of shares of Common Stock issuable upon conversion of the debentures may increase or decrease from time to time. The shares of Common Stock registered herein upon conversion of the Debentures are assumed to have been converted at the rate of $6.00 per share, in which event the number of shares that may be sold upon conversion by Strong River Investments, Inc., Montrose Investments, Ltd., and both Selling Securityholders together are 575,000, 383,333, and 958,333, respectively.
(3) Exercisable at $10.28 per share, subject to adjustment, until September 13, 2004.
(4) Exercisable at $11.69 per share, subject to adjustment, until September 13, 2004.

     None of the Selling Securityholders has had any position, office or other material relationship with the Company or its affiliate within the past three years.

     The Selling Securityholders described above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"), all or a portion of their Debentures and Warrants or the shares of Common Stock underlying such Debentures and Warrants since the date on which the information in the preceding table is presented.

                        DETERMINATION OF OFFERING PRICES

     The conversion price of the Debentures is $10.28 per share, subject to antidilution and other adjustments (assumed conversion price, for purposes of registration herein, is

$6.00 per share). The exercise price of two of the Warrants is $10.28 per share, subject to antidilution adjustment. The exercise price of the third Warrant is $11.69 per share, subject to antidilution adjustment (collectively, the Debentures and the Warrants hereinafter referred to as the "Securities"). The exercise prices of these Securities were determined by negotiation with the Selling Securityholders in connection with the initial issuance of the Securities. In determining the offering prices, together with the Selling Securityholders, we considered, among other things, our financial condition, our net tangible book value, our limited operating history and the general condition of the securities market. Accordingly, the exercise prices should not be considered an indication of our actual value. The exercise prices bear no relation to our assets, book value, earnings or net worth or any other traditional criteria of value.

                             PLAN OF DISTRIBUTION

     The Selling Securityholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be fixed at or negotiated prices. The Selling Securityholders may use any one or more of the following methods when selling shares:

 . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

 . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

 . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

 . an exchange distribution in accordance with the rules of the applicable exchange;

 .  privately negotiated transactions;

 . broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

 .  a combination of any such methods of sale; and

 .  any other method permitted pursuant to applicable law.

     The Selling Securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The Selling Securityholders may also engage in short sales, including, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The Selling Securityholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Securityholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Securityholders. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     There can be no assurance that any Selling Securityholder will sell any or all of the Debentures and Warrants or shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part. In addition, any securities covered by the registration statement of which this prospectus forms a part that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the particular shares being distributed for a period of up of five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to such shares.

     Pursuant to the registration rights agreement entered into in connection with the offer and sale of the Debentures and Warrants by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     The Company has agreed to pay substantially all the expenses incidental to the registration, offering and sale of the shares of Common Stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares offered hereby will be passed upon for the Company by McBreen & Kopko, Chicago, Illinois. Frederick H. Kopko, Jr., a member of that firm and a director of the Company, beneficially owns 91,596 shares of our Common Stock and has options and warrants to purchase 35,000 shares of our Common Stock.

                                    EXPERTS

     The financial statements of Sonic Foundry, Inc. at September 30, 1998 and 1997, and for the fiscal years then ended, incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Neither the Company nor any other authority has authorized anyone to give information beyond what is set forth in this prospectus. Sales of the securities described in this prospectus are not directed at anyone in any jurisdiction in which an offer or solicitation of such securities is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is correct as of the date of this prospectus. Neither delivery of this prospectus nor any sale made pursuant to this prospectus shall imply that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being
registered hereby.   Normal commission expenses and brokerage fees are payable
individually by the Selling Securityholders. All amounts are estimated except the Securities and Exchange Commission registration fee.


SEC registration fee..................................................$ 2,641

Legal fees and expenses............................................... 15,000

Accounting fees and expenses.......................................... 10,000
                                                                      -------
Total.................................................................$27,641
                                                                      =======

Item 15. Indemnification of Directors and Officers.

     Our Articles of Incorporation limit the liability of our directors to the Company or its stockholders, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by the Maryland General Corporation Law, or MGCL. Accordingly, pursuant to the terms of the MGCL as presently in effect, we may indemnify any director unless it is established that:

 .    the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

 .    the director actually received an improper personal benefit in money, property or services;

 .    or in the case of any criminal proceeding, the directors had reasonable cause to believe that the act or omission was unlawful.

     In addition, our Bylaws require us to indemnify each person who is or was, a director, officer, employee or agent of the Company to the fullest extent permitted by the laws of the State of Maryland in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership or other enterprise. The Company may also advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, upon terms and conditions, if any, deemed appropriate by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified as authorized by the laws of the State of Maryland. In addition, the Registrant carries director and officer liability insurance

     In connection with this offering, the Selling Securityholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Securityholders and contained herein.

Item 16. Exhibits.

Item 16. Exhibits.

Exhibit Number       Description of Document
--------------       -----------------------
4.1(1)               Specimen Common Stock Certificate.

4.2(2) Registration Rights Agreement, dated September 13, 1999, by and among the Registrant, Strong River Investments, Inc.
                     and Montrose Investments, L.P.

5.1 Opinion of McBreen & Kopko, regarding the legality of the securities.

23.1                 Consent of McBreen & Kopko (see Exhibit 5.1).

23.2                 Consent of Ernst & Young LLP.

24.1                 Power of Attorney (see page II-4).

-------------------
(1) Incorporated by reference from Registration Statement No. 333-46005 on Form SB-2 filed on February 10, 1998.

(2)  Incorporated by reference from Form 8-K, filed on September 24, 1999.
-------------------

Item 17. Undertakings.

1. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that the undertakings set forth in paragraphs
               (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on November 11, 1999.

                         SONIC FOUNDRY, INC.

                         By:
                         /s/ Rimas Buinevicius
                         ------------------------------------------
                         Rimas P. Buinevicius, Chairman, Chief Executive Officer and Director


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rimas P. Buinevicius and Kenneth
A. Minor, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                 Title                                             Date

/s/ Rimas P. Buinevicius                  Chief Executive Officer and Chairman              November 11, 1999
----------------------------------------
Rimas P. Buinevicius

/s/ Monty R. Schmidt                      President and Director                            November 11, 1999
----------------------------------------
Monty R. Schmidt

/s/ Curtis J. Palmer                      Chief Technology Officer and Director             November 11, 1999
----------------------------------------
Curtis J. Palmer

/s/ Kenneth A. Minor                      Chief Financial Officer and Assistant             November 11, 1999
----------------------------------------  Secretary
Kenneth A. Minor


/s/ Frederick H. Kopko, Jr.               Secretary and Director                            November 11, 1999
-----------------------------------------
Frederick H. Kopko, Jr.

/s/ Arnold Pollard                        Director                                          November 11, 1999
-----------------------------------------
Arnold Pollard

/s/ David C. Kleinman                     Director                                          November 11, 1999
-----------------------------------------
David C. Kleinman